Exhibit 99.1

OVERSTOCK.COM REPORTS Q4 REVENUE AND FULL YEAR 2005

FINANCIAL RESULTS

SALT LAKE CITY — February 7, 2006 — Overstock.com® (NASDAQ: OSTK) today reported fourth quarter revenue and financial results for the full year 2005.

Summary of results:

•      Total Q4 revenue: $318 million, up 44% versus 2004

•      Total 2005 revenue: $804 million, up 63% versus 2004

•      2005 Gross profits: $121 million, up 83% versus 2004

•      2005 Gross margins: 15.0%, up from 13.3% in 2004

•      2005 Net loss: $(25) million or $(1.29) earnings per share

•      2005 Cash flow from operations: $(6) million outflow

Dear Owners,

At the close of Q3, I mentioned the issue of capitalizing inbound freight in inventory, saying that our then-current system made Q2 and Q3 margins look worse than they “really” were (as we built inventory), but would make Q4 better than it “really” would be (assuming we flushed out inventory).  With our new systems in place, starting in Q4 we now have the ability to account for inbound freight by capitalizing it and expensing it as the related inventory sells.  However, this creates a knotty problem regarding 2005 (one quarter of 2005 has a $2 million benefit as a result: to which of the other 2005 quarters does it belong?) that we are still working through with our auditors. However, we can provide top-line numbers for Q4 at the moment and I will discuss full year 2005 results here and on the conference call.

I said that my goals in 2005 were to grow revenue 60-100% and break even +/- 1%. We achieved the first, but I failed on the second. 2005 started fairly well, but ended weakly.  I take responsibility, of course, and will give more color on this in my conference call, but the rough sketch is as follows: we started with a good set of priorities for the year, and with an aggressive internal plan to cross the $1 billion mark at a profit.  However, we discovered that some of our systems were more shopworn than we had anticipated, and went on a crash program to replace them. Unfortunately, I underspec’ed them and underestimated the time it would take to complete them by a large factor. Meanwhile, the systems they were replacing were increasingly unstable, so that our ships were burned behind us and we had to march forward. As the execution of these projects faltered, we had to shift more and more resources from other groups to support them.  This squeezed out projects that our business leaders needed to continue generating and servicing hyper-growth. The result was not only that good things did not happen (lift and functionality within the site), but that a bad thing also happened (while our systems survived, it was with great effort from the entire company). The upshot is that we are slowing down development of any new projects, and will just focus on our basic shopping experience (namely, our outlet shopping and BMVG tabs) until things are right.

I am terribly sorry, and disappointed — as are my colleagues. While we have staunched the bleeding, I anticipate it will take six to nine months to rehabilitate the patient and get him running again.

During this time that we are hardening our new systems, we will reduce growth to industry rates.  Our emphasis in 2006 will be on an improved customer experience — even if at the expense of growth.  Our technology department is under new leadership with a conservative 2006 plan in place.  We will make limited investments in technology but at far lower levels than 2005, and focus on personalization, site design, and functionality.  None of these are new projects, and each should help us improve our customers’ shopping experience and our conversion.

Conducting 2006 as a rebuilding year is also a financially conservative thing to do. I expect growth to be industry standard for at least two to three quarters: depreciation should more than cover actual capital expenditures, and our inventory, which we beefed up too much for Q4, is shrinking nicely: taken collectively, cash flows should be comfortable for the entire year.

Last year I closed saying, “this was the first Q4 surge we handled without a mad scramble. We did not make enough money in Q4 to break even for 2004, but did make $2.5 million, generated a lot of cash, and are up on a plane from which I believe only our own inattention or mistakes will knock us for some time.” In 2005, however, we handled Q4 only with the maddest of scrambles, lost money, and came off the plane due to my own mistakes. We need two to three quarters to recover.  Expect slower growth from us in 2006, but also expect us to end 2006 as a stronger and more focused company.

Respectfully submitted,

Patrick M. Byrne

Key financial and operating metrics

Total revenue—For the year ended December 31, 2005, Overstock.com reported total revenue of $803.8 million, a 63% increase from the $494.6 million reported in 2004.

Gross profit and gross margins—For the year ended December 31, 2005, Overstock.com reported gross profit of $120.6 million (15.0% margins), an 83% increase from the $65.8 million (13.3% margins) reported in 2004.

Net income (loss)—For the year ended December 31, 2005, Overstock.com reported net loss of $24.9 million, or $1.29 loss per share, compared to $5.0 million, or 29 cent loss per share, reported last year.

Overstock.com had cash and marketable securities of $112.0 million and working capital of $78.9 million on December 31, 2005.

Gross bookings (excluding auctions and travel)—For the year ended December 31, 2005, Overstock.com reported gross bookings of $868.0 million, a 62% increase from the $535.7 million reported last year.

# # #

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

Overstock.com® is a registered trademark of Overstock.com, Inc.  All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding slowing down on new projects, focusing on the core shopping business, the number of quarters it will take the company to recover, systems improvement, growth rates, improvements in our customer experience and customer service scores, the size, cost and scope of technology investments and their possible results, improvements in conversion, the strength and focus of the company, and such other risks as identified in our Form 10-K for the year ended December 31, 2004, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year ended December 31,
	2004	2005

Revenue
Direct	$213,210	$324,875
Fulfillment partner	281,425	478,947

Total revenue	494,635	803,822

Cost of goods sold
Direct	185,390	282,322
Fulfillment partner	243,468	400,889

Total cost of goods sold	428,858	683,211

Gross profit	65,777	120,611

Operating expenses:
Sales and marketing	40,533	79,651
Technology	8,449	28,132
General and administrative	21,786	36,495
Amortization of stock-based compensation	360	72

Total operating expenses	71,128	144,350

Operating income (loss)	(5,351)	(23,739)

Interest income	1,173	(270)
Interest expense	(775)	(5,582)
Other income (expense), net	(49)	4,728

Net income (loss)	(5,002)	(24,863)
Deemed dividend related to redeemable common stock	(188)	(185)

Net income (loss) attributable to common shares	$(5,190)	$(25,048)

Net income (loss) per share
- basic	$(0.29)	$(1.29)
- diluted	$(0.29)	$(1.29)
Weighted average common shares outstanding
- basic	17,846	19,468
- diluted	17,846	19,468

Other data:
Shopping bookings (in 000s)	$535,738	$867,999
Travel bookings (in 000s)	$2,299	$29,579
Auction gross merchandise volume (in 000s)	$7,148	$29,724
Average customer acquisition cost (shopping)	$15.79	$21.05
Average registrant acquisition cost (auctions)	$7.80	$6.73

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$198,678	$56,224
Marketable securities	88,802	55,799

Cash, cash equivalents and marketable securities	287,480	112,023
Accounts receivable, net	5,715	11,695
Inventories, net	45,279	92,045
Prepaid inventory	12,322	9,633
Prepaid expenses & other assets	3,444	8,508

Total current assets	354,240	233,904
Restricted cash	1,602	254
Property and equipment, net	16,122	61,914
Goodwill	2,784	13,168
Other long-term assets, net	1,516	15,449

Total assets	$376,264	$324,689

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,060	$101,436
Accrued liabilities	22,917	46,847
Capital lease obligations, current	595	6,683

Total current liabilities	87,572	154,966
Capital lease obligations, non-current	743	3,058
Convertible senior notes	116,251	74,935

Total liabilities	204,566	232,959

Redeemable common stock	3,166	3,205

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	243,131	251,244
Accumulated deficit	(73,005)	(98,053)
Unearned stock-based compensation	(1,301)	(305)
Treasury stock	(100)	(65,325)
Accumulated other comprehensive gain (loss)	(195)	962

Stockholders’ equity	168,532	88,525

Total liabilities, redeemable securities and stockholders’ equity	$376,264	$324,689

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year ended December 31,
	2004	2005

Cash flows from operating activities:
Net loss	$(5,002)	$(24,863)
Adjustments to reconcile net loss to cash provided by
(used in) operating activities
Depreciation and amortization	3,937	15,614
Realized (gain) loss from marketable securities	(2)	3,351
Loss on disposition of property and equipment	34	1,457
Amortization of unearned stock-based compensation	360	72
Stock options issued to consultants for services	1,278	(389)
Issuance of common stock from treasury	—	443
Amortization of debt discount and deferred financing fees	147	620
Gain from retirement of convertible senior notes	—	(6,158)
Changes in operating assets and liabilities:
Accounts receivable	4,468	(5,109)
Inventories	(15,353)	(46,766)
Prepaid inventory	(9,376)	2,689
Prepaid expenses and other assets	(1,807)	(4,939)
Other long-term assets, net	(944)	(2,151)
Accounts payable	33,697	36,455
Accrued liabilities	13,601	23,566

Net cash provided by (used in) operating activities	25,038	(6,108)

Cash flows from investing activities:
(Increase) decrease in restricted cash	(1,602)	1,348
Investments in marketable securities	(92,877)	(185,543)
Sales of marketable securities	15,373	216,266
Expenditures for property and equipment	(8,734)	(44,740)
Acquisition of Ski West (net of cash acquired)	—	(24,620)
Proceeds from the sale of property and equipment	20	1

Net cash used in investing activities	(87,820)	(37,288)

Cash flows from financing activities:
Payments on capital lease obligations	(658)	(7,086)
Borrowings on line of credit	1,000	11,868
Payments on line of credit	(1,000)	(11,868)
Proceeds from the issuance of common stock	113,064	—
Proceeds from the issuance of convertible senior notes	116,199	—
Payments of deferred financing fees	(301)	—
Payments to retire convertible senior notes	—	(35,670)
Purchase of treasury stock	—	(24,133)
Purchased call options for purchase of treasury stock	—	(47,507)
Settlement of call options for cash	—	7,937
Exercise of stock options and warrants	4,288	7,315

Net provided by (used in) financing activities	232,592	(99,144)

Effect of exchange rate changes on cash	22	86

Net increase (decrease) in cash and cash equivalents	169,832	(142,454)
Cash and cash equivalents, beginning of period	28,846	198,678

Cash and cash equivalents, end of period	$198,678	$56,224

Supplemental cash flow information:
Interest paid	$165	$5,016
Deemed dividend on redeemable common shares	$188	$182
Forfeitures on unearned stock-based compensation	$(198)	$(69)
Lapse of rescission rights on redeemable common stock	$—	$146
Settlement of purchased call options for treasury stock	$—	$41,121
Equipment and software acquired under capital leases	$1,835	$15,438
Supplemental disclosure of non-cash activities:
Fair value of assets acquired, net of cash acquired		$25,956
Fair value of liabilities assumed		(1,336)

Cash paid to purchase businesses		$24,620